                                                                     EXHIBIT 4.1




INTRODUCTION
In March 1997, we introduced the initial Pride Shares program. We are now pleased to introduce Pride Shares II.

Pride Shares II is one of Dime's stock option programs. It is a program that captures the renewed spirit of a successful Dime. The pride we bring to our work. Superior customer service. Teamwork. Consummate professionalism. A commitment to action.

The program does something else; something very special. It gives you an opportunity to link your financial future to that of Dime. This is one of several programs that provide you with a way to own Dime common stock. The Employee Stock Purchase Plan also provides you with that opportunity.

Pride Shares II are stock options. They can increase your ownership stake in Dime. They can provide you with significant financial rewards based on Dime's overall business success, as measured by the value of its common stock. That success depends on the collective efforts of all of us, no matter where within the organization we work. Whether you work for Dime Savings or its subsidiary, North American Mortgage Company, your efforts have an impact.

The program emphasizes performance. Dime's. Yours. It also calls for an enhanced perspective on the meaning of personal performance - not just as an employee but as an owner. Throughout the year, Dime will provide information to help you see how your efforts impact the bottom line and how they help maximize the potential that the Pride Shares II program provides.

This booklet contains information about the key features of the Pride Shares II program. But learning about Pride Shares II is the easy part. Making the most of the program requires that you keep a continuous focus on the importance of your position and its effect on Dime's future. The program has been built on the assumption that you look forward to being a partner in Dime's success, while adding to the pride we all share in the achievement of our goals.

--------------------------------------------------------------------------------


                  DIME BANCORP, INC. PRIDE SHARES II PROGRAM
                           Shares of Common Stock,
               Par Value $.01 Per Share, of Dime Bancorp, Inc.


        This Prospectus relates to shares of common stock of Dime Bancorp, Inc. which may be acquired from time to time by participants in the Dime Bancorp, Inc. Pride Shares II Program who are employees of The Dime Savings Bank of New York, FSB or North American Mortgage Company, or certain other related entities of Dime Bancorp, Inc.


         ---------------------------------------------------------

                 This document constitutes part of a Prospectus
                  covering securities that have been registered under the Securities Act of 1933, as amended.
                The date of this Prospectus is January 25, 2001.


--------------------------------------------------------------------------------

                              DIME BANCORP, INC.
                           PRIDE SHARES II PROGRAM


TABLE OF CONTENTS
                                                                    Page
Objectives.......................................................    4
Eligibility......................................................    4
Pride Shares II Grant............................................    4
Exercising Your Options..........................................    5
Example..........................................................    8
Tax Matters......................................................    9
Summary..........................................................   10
Some Key Terms...................................................   10
Other Important Terms and Conditions.............................   12

OBJECTIVES

What you do - and, more importantly, how well you do it - makes a big difference in how Dime is valued by the financial community. That measurement is on-going. It happens every business day and is reflected in the value of Dime stock.

Pride Shares II can reward you and your co-workers based on how well Dime performs in the marketplace. The objectives of the program are:

FIRST, to encourage each of us to think like an owner of Dime. Increasing employee stock ownership - which Pride Shares II can do - should help Dime build on its many strengths.

SECOND, by encouraging you to think like an owner, Pride Shares II helps support Dime's mission statement, which calls for us to be the preeminent "Hometown Bank" and a high performance mortgage banking and financial services company.

Dime believes that employees with a sense of ownership bring more energy and determination to the achievement of strategic business objectives than those who lack that linkage.

THIRD, to put more shares of Dime common stock in the hands of our employees - in people like you. Through Pride Shares II, you can help shape, as well as share, in the future success of Dime.

--------------------------------------------------------------------------------
                                  STOCK VALUES

Many factors influence the value of a company's common stock - inflation, or the threat of it, the general economic health of the country, the comments of financial writers, etc. But one key factor is a solid track record - i.e., the capability of generating sustained and solid earnings over time through the active involvement of a knowledgeable and committed workforce. Wall Street's measure of Dime is shaped each day by what we make happen every day through the work we do.
--------------------------------------------------------------------------------

ELIGIBILITY
If you are a full-time salaried, hourly or commission-based employee of The Dime Savings Bank of New York, FSB or North American Mortgage Company (below the rank of Senior Vice President), you are eligible to participate in the Pride Shares II program. For purposes of determining the option grants under the program, commission-based employees shall be treated like salaried employees.

PRIDE SHARES II GRANT
The grant date of your Pride Shares II options is January 25, 2001.

How many options you receive depends on your employee status. If you were a salaried or commission-based employee of Dime Savings on January 12, 2001 or its subsidiary, North American Mortgage Company, on January 15, 2001, your Pride Shares II option grant will be for 200 shares.

If you were an hourly employee of Dime Savings on January 12, 2001, or North American on January 15, 2001, you will receive Pride Shares II options to purchase 100 shares.

Your Pride Shares II option grant gives you the right to buy a share of Dime common stock at some future date at a preset price. For the Pride Shares II grant, this preset price, called the "exercise price," will be the closing price of Dime common stock on the New York Stock Exchange on January 25, 2001.

There is no way now of knowing the future value of your Pride Shares II grant. It can be a lot, a little, or nothing at all. It all depends on the price of a share of Dime common stock when you receive the grant compared to the market price of each share when you buy it. For example, if the grant has an exercise price of $27 per share and you exercise your option when the market price of Dime common stock is $33, you are effectively buying the stock at a $6 per share discount. You can then hold on to the shares or sell them for an immediate pre-tax gain of $6 per share. It's that gain, that growth, that brings the value of this program home to you. However, if the price never goes above $27, your option, in this example, would have no value.

Please note that since your Pride Shares II grant is being made after the December 22, 2000, Litigation Tracking Warrant(TM) (LTW(TM)) record date, there will be no LTW issuance or LTW-related adjustment with respect to this grant.

EXERCISING YOUR OPTIONS

When you exercise your Pride Shares II options, you make use of your right to purchase shares of Dime common stock. Your option becomes exercisable when it "vests."

The grant of options under the Pride Shares II program vests for those then employed by Dime when the market value of Dime common stock reaches a certain target price and the closing price of the stock on the New York Stock Exchange stays at or above that target price for five consecutive trading days. We expect that the target price for your Pride Shares II grant will be approximately 20% higher than the average closing market price of Dime common stock for the 10 consecutive trading days immediately preceding January 25, 2001. The specific target price for your Pride Shares II grant will be communicated to you separately.

Your Pride Shares II grant will also vest automatically under the following circumstances - provided that in each circumstance you are then employed by Dime or North American Mortgage Company - even if the price of Dime common stock fails to close at or above its target price for five consecutive trading days: five years after the date of the grant (January 25, 2006); at retirement; if you become permanently disabled; upon your death; or upon the occurrence of certain change in control events.

Once your Pride Shares II options vest, you have a number of choices.

- You can exercise your option. If you choose to do so, you get to pick both the number of shares of Dime common stock you wish to purchase (subject to certain minimum amounts) and the method of exercise. The table on the following page shows the two exercise methods available under the program.

- You can defer the exercise of your option. If you do, you can exercise your option at any later date, as long as you do so before the option expires, as described in the chart to the right.

Of course, once your Pride Shares II options vest, you bear the market risk of changes in Dime's stock price. If the market price of Dime common stock goes up, your financial gain when you exercise your options will be greater. If, however, the market price declines, you may get less. And if it were to go below the exercise price, there would be no value.

--------------------------------------------------------------------------------
                                  EXERCISE TIPS


The exercise period is the time you have to exercise your options (i.e., to purchase the stock underlying your option at the exercise price). How long it lasts depends on whether you are an active or terminated employee.

- While actively employed - once your grant vests, you have until January 25, 2012 to exercise your options.

If your employment has terminated, the exercise period is linked to the reason you left.

- Termination because of disability, retirement, or death - you or your beneficiary have up to three years from your last day at work to exercise your options (or January 25, 2012, whichever occurs first).

- Termination for any other reason (except for cause) - to the extent you are then vested in your option grant, you have up to one year from the day you leave to exercise your options (or January 25, 2012, whichever occurs first).

- Termination for cause - all options held upon a termination for cause will automatically be canceled and forfeited in full.

There is no need to exercise all your vested options at once, but any exercise of your option grant must be for at least 75 shares. Should your remaining options, based on prior exercises, total less than 75, you must exercise all you have left if you choose to exercise any at all.
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                   PRIDE SHARES II OPTION EXERCISE
----------------------------------------------------------------------------------------------------
                   METHOD                                             PROCEDURE(1)
----------------------------------------------------------------------------------------------------
Cash                                                   You obtain a Notice of Exercise of
                                                       Non-Qualified Stock Option Form from the
You pay for and take possession of the shares.         Human Resources Department; you write one
                                                       check for the purchase price of the stock and
                                                       another check for applicable withholding
You can hold on to them or sell them.                  taxes. To determine the applicable
                                                       withholding taxes, contact the Executive
                                                       Compensation Administrator at (516) 745-2041.
                                                       You make both checks payable to Dime Bancorp,
                                                       Inc. and send them and the completed form to
                                                       the attention of the Executive Compensation
                                                       Administrator, Compensation Section of the
                                                       Human Resources Department, The Dime Savings
                                                       Bank of NY at EAB Plaza, 11th Floor,
                                                       Uniondale, NY 11556. Dime will arrange for a
                                                       stock certificate to be sent to you to
                                                       evidence your ownership.
----------------------------------------------------------------------------------------------------
Cashless(2)                                            You obtain a Cashless Exercise Form from the
                                                       Human Resources Department, and you send the
You exercise your option (in full or in part), but     completed form back to the attention of the
do not take possession of the shares. You don't pay    Executive Compensation Administrator at the
any cash out of your pocket to do this. Your shares    address noted above so that it is received no
are immediately sold and the exercise price is         later than noon on the last day of the
taken from the proceeds. The remaining cash (less      exercise period. The proceeds of the sale,
applicable taxes and brokerage fees) is paid to you.   less withholding for taxes and reasonable
                                                       brokerage fees, are then distributed by check
                                                       or direct deposit (generally the next pay
                                                       day).
                                                       You may also be able to make a cashless
                                                       exercise through your personal stock broker.
                                                       You may want to check with your broker as to
                                                       costs and program terms.
----------------------------------------------------------------------------------------------------
(1) The minimum number of Pride Shares II options that may be exercised at one time is generally 75.

(2) Complete details on Dime's Cashless Exercise Program, including the Exercise Periods set for
    2001, are available from Dime's Human Resources Department by contacting Dime's hotline number
    1-800-DIME-HRD.
----------------------------------------------------------------------------------------------------

EXAMPLE
Let's assume that you are a salaried employee, your Pride Shares II option grant has an exercise price of $27 and a target price of $32.40, and the closing price of Dime common stock stays at $32.40 or higher for five consecutive trading days. The Dime stock you could buy with your 200 Pride Shares II options is now worth $6,480 (200 shares x $32.40). If you were to exercise all of your Pride Shares II options, it would cost you $5,400 (200 shares x $27). That gives you a pre-tax "paper" profit of $1,080; "paper" because you have not yet sold the shares you receive upon exercise.

But if you do, that's what you would get, less applicable brokerage fees. It's a "paper" profit until you actually sell the shares. But note, when you exercise your option to buy the shares, you will have taxable income equal to the "paper" profit whether or not you sell the shares purchased.

However, assume that you choose to defer the exercise of your option. Let's further assume Dime's stock price rises to $35 a share. You decide to exercise all your eligible Pride Shares II options using the cash method. Here's what happens.



------------------------------------------------------------------------------------------------------
Fair market value of the shares acquired upon exercise                                  $7,000
(200 shares x $35 a share)
------------------------------------------------------------------------------------------------------
Exercise price of your Pride Shares II (200 shares x $27 a share)
You send in a check for this amount                                                    -$5,400
------------------------------------------------------------------------------------------------------
Your pre-tax gain on your Pride Shares II grant upon exercise (your "paper" profit)     $1,600
------------------------------------------------------------------------------------------------------
Withholding taxes (estimate)*
You send in a separate check for this amount                                            $  672
------------------------------------------------------------------------------------------------------
Your after-tax "paper" gain on the exercise                                             $  928
------------------------------------------------------------------------------------------------------
Number of shares you now own                                                               200
------------------------------------------------------------------------------------------------------

* Assumes a combined tax rate of 42%. Your actual withholding may vary.


You now own 200 shares of Dime common stock. The stock is worth $7,000. You paid $5,400 for it. What you do next is up to you. You can sell the shares or, if you anticipate an even higher price and a bigger profit for example, keep them. (Of course, there is always the risk that the price could go down.) Once you exercise your option, you own the shares. You can keep the shares as long as you like, transfer them to anyone you wish, or sell them.

While you own the shares, you will receive any dividends that are paid on Dime common stock. There are voting rights, too, once you exercise. (Unexercised Pride Shares II options do not receive dividends or have voting rights.) In short, you have the same financial opportunities (and risks) as any other shareholder. But that's not all.

You have something else. As an employee and shareholder, you are even more a part of Dime's team because you are even more of an active partner in Dime's success. There is no room for financial bystanders within the ranks of Pride Shares II participants. Only players. Key players driven by Dime pride.


TAX MATTERS
There is no federal income tax that you need pay when you receive your Pride Shares II option grant. Your right to exercise these options and purchase shares of Dime common stock at some future date for a potential profit is not taxable.


However, you will incur tax when you exercise your option. You will also incur tax when you sell your shares of Dime common stock if the selling price exceeds your "tax basis" in the shares, which is generally their fair market value when you exercise the option. (Under the Cashless Exercise Program, taxes are automatically withheld; if you use the cash method of exercising your options, you must separately pay the applicable withholding taxes.)
The following table provides a few brief tax highlights that may be of interest to you. Please note, however, that tax laws are complex and can change. They do not affect everyone the same way. So, you might consider consulting a tax advisor before you exercise your Pride Share II options and before you sell the Dime stock you purchase under the program.


----------------------------------------------------------------------------------------------------
                                           TAX HIGHLIGHTS
----------------------------------------------------------------------------------------------------
                 EVENT                                                 TAX LIABILITY
----------------------------------------------------------------------------------------------------
Receive your Pride Shares II options grant             None
----------------------------------------------------------------------------------------------------
Exercise your Pride Shares II options                  You owe income tax and FICA on the "spread"
                                                       (or difference) between the exercise price
                                                       for your Pride Shares II options and the fair
                                                       market value of Dime common stock on the date
                                                       you exercise. The "spread" amount will be
                                                       considered taxable compensation and will be
                                                       included in your Form W-2. The federal,
                                                       state, and local taxes collected by Dime will
                                                       be reported as taxes withheld on Form W-2 for
                                                       the year in which you exercise your options.

                                                       In addition, at the time you exercise your
                                                       Pride Share II options, Dime will be entitled
                                                       to a tax deduction equal to the amount of the
                                                       compensation income you are required to
                                                       recognize with respect to the exercise.
----------------------------------------------------------------------------------------------------
Sell your shares                                       You pay tax on the gain or recognize a tax
                                                       loss based on the difference between the fair
                                                       market value of Dime common stock on the date
                                                       of exercise of your Pride Shares II options
                                                       (your "tax basis") and the price at which you
                                                       sell the shares. If you hold the shares for
                                                       more than one year after exercise, your gain
                                                       will generally qualify for favorable
                                                       long-term capital gains tax treatment.
----------------------------------------------------------------------------------------------------

SUMMARY

Pride Shares II is an important component of Dime's and North American's compensation program. But it's not just another opportunity to make more money. What makes it different is how that extra money can be earned, where it comes from, and why.

The extra money comes from the increase in shareholder value; from the potential rise in the price of Dime common stock. The stock price reflects what the market thinks of Dime as a whole; its current strengths, its future potential, and on how well it performs generally.

Performance is people. People like you and other people in your department or down the hall. People who meet and work with the public, those who do research, handle administration, purchasing, government relations - each of us and everyone together who make Dime what it is and what it will be.

Dime pride. Pride Shares II. It's a program that reflects our strengths and potential and the people who are part of Dime's winning team.
--------------------------------------------------------------------------------

SOME KEY TERMS
As a Pride Shares II program participant, you should be familiar with the following terms. Knowing what they mean will add to your understanding of how the Pride Shares II program works. It will also help you comprehend various financial reports related to the value of your Pride Shares II grant.


Closing Stock     The price of Dime common stock at the close of trading on
Price             the New York Stock Exchange.

Dime common       A unit of ownership of Dime Bancorp, Inc. Owning a share of
stock             common stock provides voting rights and dividends (if any)
                  to its holder.

Exercise When you exercise the Pride Shares II options granted to you, you purchase shares of Dime common stock. You can exercise your Pride Shares II options when they "vest" which will occur when the closing stock price reaches a level at least equal to the specified target price for your Pride Shares II grant for five consecutive trading days, or if it fails to reach that level then on January 25, 2006, or upon the occurrence of certain other events.

Exercise          The exercise price of your Pride Shares II options will be
Price             equal to the closing price of Dime common stock on the grant date of your Pride Shares II options (January 25, 2001).

Fair Market         It is generally the closing price, on any given trading
Value               day, of Dime common stock on the New York Stock Exchange.
                    The fair market value is used to determine your gain when you exercise your Pride Shares II options.

Gain The difference, or "spread," between the exercise price of your Pride Shares II option and the fair market value (as defined previously) of Dime common stock when you exercise. It is also the difference between the sale price when you eventually sell your Dime stock and your tax basis (as defined below) in that stock. Or, if you exercise your Pride Shares II option through the Dime Cashless Exercise Program, your net gain is the difference between the exercise price and the sales price of Dime common stock sold under that program.

Grant Date          The day you receive your Pride Shares II options grant
                    (January 25, 2001).

Shareholder         Whoever owns shares of Dime common stock. When you
                    exercise your Pride Shares II options, you will have full shareholder rights with respect to the shares of Dime common stock that you purchase (until, of course, you sell these shares, whether pursuant to the Dime Cashless
                    Exercise Program or otherwise).

Stock Option        The right to buy shares of stock in the future at a
                    predetermined exercise price. You always know how much the stock will cost to buy when you exercise the option because the exercise price is set at the time the option is granted.

Target Price        A price for Dime common stock that is set just before a
                    Pride Shares II option grant is made. If the closing price of Dime common stock on the New York Stock Exchange is equal to or greater than this price for five consecutive trading days, the Pride Shares II option grant will vest and therefore become exercisable. The target price for the Pride Shares II grant will be set on January 25, 2001 and communicated to you separately.

Tax Basis           The fair market value of the Dime common stock you
                    purchase if you exercise your Pride Shares II option by paying cash and take possession of the shares. When you later sell the shares, the tax basis is used to calculate your gain (or loss) and your tax liability for that transaction.

Vesting When your Pride Shares II options vest, you will then have the right to purchase shares of Dime common stock by exercising those options.

OTHER IMPORTANT TERMS AND CONDITIONS

ADMINISTRATION OF THE PROGRAM
The Pride Shares II stock option program will be administered by the Benefits Committee of Dime Bancorp, Inc. (the "Committee"). Members of the Committee consist of certain senior officers of Dime, who can be appointed or removed at any time by the Chief Executive Officer of Dime Bancorp, Inc. (the "Company"). As the administrators of the program, the Committee has the authority to construe and interpret the terms and conditions of the Pride Shares II program, to prescribe and rescind rules and procedures relating to the program, and to make all other determinations necessary or advisable for the administration of the program. Any determinations or interpretations made regarding the program by the Committee pursuant to its authority are final and conclusive. The Committee may appoint agents as it may deem necessary to assist in carrying out its duties under the program. Any questions regarding the program may be directed to the Committee. The Committee's address is c/o Dime Bancorp, Inc., 589 Fifth Avenue, New York, New York 10017, telephone: (212) 326-6091.

TERMINATING EVENT AND CHANGE IN CONTROL
In the event of (i) the occurrence of a Terminating Event (as defined below) or
(ii) the occurrence of a Change in Control (as defined below), and solely with respect to Pride Shares II options held by an individual in service with the Company or any of its 20% or more owned subsidiaries at the time of any such event described in (i) or (ii) above, all outstanding stock options awarded under the Pride Shares II program will become fully exercisable and vested.

1.As used herein, a "Terminating Event" shall be:

  (a) the reorganization, merger or consolidation of the Company with one or more corporations as a result of which Dime common stock is exchanged for or converted into cash or property or securities not issued by the Company, whether or not the reorganization, merger or consolidation shall have been affirmatively recommended to the Company's stockholders by a majority of the members of the Company's Board of Directors (the "Board");

  (b) the acquisition of substantially all of the property or of more than 35% of the voting power of the Company by any person or entity; or

  (c) the occurrence of any circumstance having the effect that directors who were nominated for election as directors by the Governance and Nominating Committee of the Board shall cease to constitute a majority of the authorized number of directors of the Company.

2.As used herein, a "Change in Control" shall mean any of the following events:

  (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities;

  (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of the Company: individuals who, on July 24, 1997, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on July 24, 1997 or whose appointment, election or nomination for election was previously so approved or recommended;

  (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting power of the securities of the Company, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected solely to implement a recapitalization of the Company or The Dime Savings Bank of New York, FSB (the "Bank") (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or the Bank (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company's or the Bank's then outstanding securities; or

  (d) the stockholders of the Company or the Bank approve a plan of complete liquidation or dissolution of the Company or the Bank, respectively, or there is consummated a sale or disposition by the Company or any of its subsidiaries of any assets which individually or as part of a series of related transactions constitute all or substantially all of the Company's consolidated assets (provided that, for these purposes, a sale of all or substantially all of the voting securities of the Bank or a Parent of the Bank shall be deemed to constitute a sale of substantially all of the Company's consolidated assets), other than any such sale or disposition to an entity at least 65% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company immediately prior to such sale or disposition.

As used in connection with the foregoing definition of Change in Control, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under
Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; "Parent" shall mean any entity that becomes the Beneficial Owner of at least 80% of the voting power of the outstanding voting securities of the Company or of an entity that survives any merger or consolidation of the Company or any direct or indirect subsidiary of the Company and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation or entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

COMMON STOCK AVAILABLE UNDER THE PROGRAM

The stock which may be purchased upon the exercise of options granted under the Pride Shares II program consists of shares of Dime common stock. The total number of shares of Dime common stock available for purchase under the Pride Shares II program is 1,314,000 shares. Shares of Dime common stock offered under the program will be newly issued shares or treasury shares as determined by the Company.

ASSIGNMENT
The options granted under the Pride Shares II program may not be sold, transferred or assigned and are exercisable only by a participant in the program, except in the case of death.

ADJUSTMENTS FOR CHANGES IN DIME COMMON STOCK
In the event of any change in Dime common stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, split-off, subdivision, combination or exchange of shares, or other change in corporate structure affecting Dime common stock or a sale of all or substantially all of the assets of the Company or certain of its subsidiaries, the number and kind of shares of Dime common stock or other securities available for issuance under the program and the number of shares subject to outstanding options, the amounts to be paid by participants and the target price with respect to outstanding grants will be appropriately adjusted by the Committee as it, in its sole discretion, deems reasonable under the circumstances.

NO RIGHT TO EMPLOYMENT
Nothing in this Prospectus or in the Pride Shares II program infers a contract of employment between Dime or its subsidiaries and any of their employees or otherwise interferes with Dime's right or its subsidiaries' right to terminate any employee's employment with Dime or its subsidiaries.

AMENDMENT OR DISCONTINUANCE OF THE PROGRAM
The Pride Shares II program may be amended, discontinued or terminated at any time by the Board or by the Compensation Committee of the Board. The Committee may also make necessary or appropriate amendments to the program to facilitate the administration, management, or interpretation of the program, provided that any such amendment does not materially increase the cost to the Company of maintaining the program.

OTHER LAWS
The program is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and does not constitute a qualified plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

RESTRICTIONS ON RESALE OF DIME COMMON STOCK
Generally, there are no restrictions under the Pride Shares II program on the resale of Dime common stock acquired under the program.

AVAILABLE INFORMATION
Dime is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such laws Dime files with the SEC periodic reports, proxy statements and other information relating to its business, financial condition and other matters.

The reports, statements and other information (including any exhibits, amendments or supplements to such documents) Dime files may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public

Reference Section at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, statements and other information concerning Dime should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE
The rules of the SEC allow Dime to "incorporate by reference" information into this Prospectus, which means that Dime can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about Dime.

- Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A filed on March 31, 2000

- Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000

- Current Reports on Form 8-K filed January 20, 2000, February 29, 2000, March 8, 2000 (2 reports filed on March 8, 2000), March 10, 2000, March 13, 2000
    (2 reports filed on March 13, 2000), March 14, 2000, March 21, 2000, April 19, 2000, April 28, 2000, May 1, 2000, July 11, 2000 (as amended by Form
    8-K/A filed on October 12, 2000), July 12, 2000, September 15, 2000, October 17, 2000, October 23, 2000, November 1, 2000, November 9, 2000, December 18,
    2000 and December 21, 2000

-   Proxy Statement for 2000 Annual Stockholders Meeting filed June 12, 2000

- Soliciting Material Pursuant to Rule 14a-12 on Schedule 14A filed August 17, 2000

- The description of our common stock set forth in the registration statement on Form 8-A filed January 10, 1995 pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description

- The description of the rights agreement, contained in the registration statement on Form 8-A filed November 3, 1995, as amended June 23, 2000 and July 12, 2000 pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description

- The description of the Litigation Tracking Warrants(TM), contained in the registration statement on Form 8-A filed December 15, 2000 pursuant to
    Section 12 of the Exchange Act, including any any amendment or report filed with the SEC for the purpose of updating this description.

Dime incorporates by reference into this Prospectus these reports and filings and any additional documents that Dime may file with the SEC after the date of this Prospectus. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

The documents incorporated by reference, including particularly Dime's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, and Quarterly Reports on Form 10-Q filed since the 1999 Form 10-K, contain financial statements and other information about Dime's financial condition that is being incorporated by reference into this document.

You can obtain any of the documents incorporated by reference into this Prospectus from Dime without charge, excluding any exhibits to those documents, by requesting them in writing from Dime at the Investor Relations Department, 589 Fifth Avenue, New York, New York 10017, telephone: (212) 326-6170. In addition, you can obtain copies of these documents from the SEC's web site. Such documents may also be inspected at the locations described above.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES COMMISSION, NOR HAS THE SEC, THE OTS, THE FDIC, OR ANY SUCH OTHER AGENCY OR COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF DIME AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

No person is authorized to give any information or to make any representations, other than those contained in this Prospectus and in other documents relating to the Pride Shares II program delivered to participating employees and filed with the SEC, in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Dime. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Dime or its subsidiaries since the date hereof. This Prospectus is not an offer to buy any securities other than those specifically offered hereby nor is it an offer or solicitation in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who are deemed to be "affiliates" of Dime under the Securities Act may reoffer or resell shares of Dime common stock acquired pursuant to the Pride Shares II program only pursuant to the registration provisions of the Securities Act or an exemption therefrom, including Rule 144.



DIME BANCORP, INC.


PROSPECTUS


January 25, 2001